                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            BOX HILL SYSTEMS CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1)    Title of each class of securities to which transaction applies:

            ---------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

            ---------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ---------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

            ---------------------------------------------------------------
         (5) Total fee paid:

            ---------------------------------------------------------------
/ /    Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:

            ---------------------------------------------------------------
         (2)    Form, Schedule or Registration Statement No.:

            ---------------------------------------------------------------
         (3)    Filing Party:

            ---------------------------------------------------------------
         (4)    Date Filed:

    BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


                        [BOX HILL SYSTEMS CORP. logo]

Dear Fellow Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on May 19, 1999 at 10 a.m. EST, at the Millenium Hilton Hotel, 55 Church Street, New York, NY 10007.

At this year's Annual Meeting you will be asked to approve the election of directors for a term of one year and the appointment of Arthur Andersen LLP as auditors for 1999. Your vote on these matters is important and we appreciate your continued support.

Please sign, date, and return the enclosed Proxy Card in the envelope provided as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you plan to attend the meeting, please mark the box where indicated on the Proxy Card. If you will need special assistance at the meeting because of a disability, please contact Valerie Greenberg, Director of Investor Relations at (212) 989-4455.

Very truly yours,

/s/ Philip Black

Philip Black

Chief Executive Officer


                            YOUR VOTE IS IMPORTANT
                 Please Sign, Date, and Return Your Proxy Card

                                                      Box Hill Systems Corp.
                                                      161 Avenue of the Americas
                                                      New York, New York 10013

March 31, 1999

Notice of Annual Meeting of Stockholders/May 19, 1999

The Annual Meeting of Stockholders of Box Hill Systems Corp. will be held on May 19, 1999, at 10 a.m. EST at the Millenium Hilton Hotel, 55 Church Street, New York, NY 10007. The items of business are:

1.   Election of directors for a term of one year.
2.   Ratification of the appointment of auditors.
3.   Such other matters as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on March 30, 1999, are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the signed Proxy Card is returned or other arrangements are made to have the shares represented at the meeting.

                                              By order of the Board of Directors

                                              Mark A. Mays, Secretary

This Proxy Statement and the accompanying form of Proxy Card are being mailed beginning on or about March 31, 1999, to stockholders entitled to vote. The Box Hill Systems Corp. 1998 Annual Report, which includes financial statements, is being mailed with this Proxy Statement. Kindly notify American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, telephone (718) 921-8247, if you did not receive a report, and a copy will be sent to you.

Table of Contents

1. Election of Directors for a Term of One Year
     General Information
         Board of Directors
         Committees of the Board
         Other Relationships
         Directors' Compensation
         Section 16(a) Beneficial Ownership Reporting Compliance
         Ownership of Securities
               - Security Ownership of Certain Beneficial Owners
               - Common Stock and Total Stock-based Holdings of Management

     Report of Executive Compensation
          Summary Compensation Table
          Performance Graph

2. Ratification of Appointment of Auditors

3. Stockholder Proposals

4. Other Business

5. Proxies and Voting at the Meeting

          BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                        AND PROXY STATEMENT


1.    Election of Directors for a Term of One Year

The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as Proxies on the enclosed Proxy Card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

Philip Black, 44, has been Chief Executive Officer and a Director of the Company since May 1995. From 1976 to 1991, Mr. Black held a number of positions, including Vice President, President, Chief Executive Officer and Vice Chairman of the Board at Tekelec, Inc., a publicly traded company, of which he was the founder, engaged in the design, manufacturing and marketing of diagnostics systems and network switching solutions. From March 1990 until August 1991, Mr. Black served as Managing Director of Echelon Europe, of which he was a co-founder. In September 1991, Mr. Black became the Chief Executive Officer and Treasurer of Avalon Control Technologies, a company specializing in products and services related to Echelon's LONWorks technology, and served in those capacities until June 1994. In April 1994, Mr. Black became President and Chief Executive Officer of Chevry, a backup software company, and served in those capacities until he joined the Company.

Benjamin Monderer, Eng.Sc.D., 40, a co-founder of the Company, has been President and a Director of the Company since its incorporation in 1988 and became Chairman of the Board in July 1997. He is also Chief Technical Officer and has served as Manager of Operations of the Company. Dr. Monderer was a member of the technical staff at Hewlett-Packard in 1980 and 1981, and was a Research Scientist at Columbia University from 1986 to 1989. Dr. Monderer holds a Bachelor of Science in Electrical Engineering degree from Princeton University and a Master of Science degree in Electrical Engineering and a Doctor of Engineering Science from Columbia University. Dr. Monderer is married to Carol Turchin.

Carol Turchin, 37, a co-founder of the Company, has been an executive officer and a Director of the Company since its incorporation in 1988 and, in July 1997, became Executive Vice President of the Company. She has also served as the Company's Vice President of Sales and Vice President of Marketing. Ms. Turchin holds a Bachelor of Arts degree from Vassar College. Ms. Turchin is married to Benjamin Monderer.

Mark A. Mays, 35, a co-founder of the Company, has been Vice President, Technical Consultant and a Director of the Company since its incorporation in 1988 and was appointed Secretary of the Company in July 1997. From 1985 to 1988, Mr. Mays served as Associate Research Scientist at Columbia University. Mr. Mays holds a Bachelor of Science degree and a Master of Science degree in Electrical Engineering from Columbia University.

Mischa Schwartz, Ph.D., 72, was elected a Director in July 1997. Dr. Schwartz is the Charles Batchelor Professor Emeritus of Electrical Engineering at Columbia University. He was Professor of Electrical Engineering and Computer Science at Columbia University from 1974 until retirement in July 1996. Prior to 1974, he served as Professor of Electrical Engineering at the Polytechnic Institute of Brooklyn for 24 years, during a portion of which period he served as Head of the Electrical Engineering Department. During his tenure at Columbia University he served: in 1980 as a Visiting Scientist with IBM Research; from 1985 to 1988 as Director of the Columbia University Center for Telecommunications, one of the six National Engineering Research Centers established in 1985 under major grants of the National Science Foundation, and; during 1986 as a Resident Consultant with NYNEX Science and Technology. He has also served as a part time consultant on wireless communication systems for IBM Research during 1994 and for AT&T Bell Laboratories during 1995. Dr. Schwartz, the author or co-author of nine books and more than 150 technical publications on communication theory, systems signal processing and computer communication networks, is a member of the National Academy of Engineering, a Fellow and former Director of the IEEE and former Chairman of its Information Theory Group and Past President of the Communications Society. He serves on the editorial board of several communication

               BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                       AND PROXY STATEMENT -- (Continued)

journals including Networks and Telecommunication Systems. In 1984, he was cited by IEEE as one of the ten all-time outstanding Electrical Engineering educators.

Benjamin Brussell, 38, was elected a Director in November 1998. Throughout his career, Mr. Brussell has focused on developing and executing acquisitions, investments and strategic alliances for technology companies. Since March 1998, he has served as Vice President of Corporate Development for Plantronics (NYSE: PLT), a worldwide provider of communications products. From 1990 to 1998, Mr. Brussell was responsible for corporate development at Storage Technology Corporation, a manufacturer of storage systems, ultimately serving as Vice President of Corporate Development. From 1985 to 1990, Mr. Brussell worked for Salomon Brothers in various capacities, including Vice President of a technology industry group within Salomon's Corporate Finance Department. Mr. Brussell earned a Masters Degree in Management, with a concentration in Finance, from the M.I.T. Sloan School of Management, and a Bachelor of Arts degree from Wesleyan University, where he majored in Math and Economics.

General Information

Board of Directors

The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to two committees - the Audit Committee and the Compensation Committee. The committees of the Board, as well as the full Board, have access to outside consultants and experts as needed in connection with their deliberations. Two of the six current directors are outside directors who are neither officers nor employees of Box Hill or its Subsidiaries. In the opinion of the Board, each of the outside directors is independent of management and free of any relationship with the Company that would interfere with his or her exercise of independent judgment in enforcing the duties of a director. At this time, there is a vacancy on the Board. Steps are being taken to find a suitable outside member to fill that vacancy, who will also serve on the Audit and Compensation Committees.

The Board of Directors held five meetings in 1998. At the quarterly meetings of the Board, all members were either present or participating by means of a conference telephone allowing all persons to hear each other at the same time. At a meeting held on October 26, 1998, Dr. Mischa Schwartz was not present, but participated in a vote taken on that day by a previously signed and submitted absentee ballot. Following the Annual Meeting, the Board will consist of six directors, although the Board is taking steps to appoint a seventh member. Between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

Committees of the Board

The Audit Committee and the Compensation Committee are the standing committees of the Board of Directors.

Audit Committee Members            Compensation Committee Members
-----------------------            ------------------------------

Benjamin Brussell                  Benjamin Brussell
Mischa Schwartz, Ph.D.             Mischa Schwartz, Ph.D.
                                   Mark A. Mays

Audit Committee

The Audit Committee is responsible for reviewing reports of the Company's financial results and internal controls. The committee recommended to the Board of Directors the selection of the Company's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

          BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                   AND PROXY STATEMENT -- (Continued)


The Audit Committee is composed entirely of outside directors who are not officers or employees of Box Hill or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held three meetings in 1998 at which all members either were present or participating by means of a conference telephone allowing all persons to hear each other at the same time.

Compensation Committee

The Compensation Committee is responsible for administering and approving all elements of compensation for elected corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the provisions of the 1995 Incentive Program and the Employee Stock Purchase Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (pages 8 and 9). The committee is responsible for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

The Compensation Committee is comprised of the Board's outside directors, who are not officers or employees of Box Hill or its subsidiaries, and Mark A. Mays. While Mr. Mays is a Vice President and Secretary of the Company, he is not part of the management team. In the opinion of the Board, these directors are independent of management and will exercise independent judgment as members of this committee. The committee held four meetings in 1998 at which all members either were present or participating by means of a conference telephone allowing all persons to hear each other at the same time.

Other Relationships

The Company and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease Box Hill products and services to many customers. In some instances, these transactions occur between Box Hill and other companies for whom members of Box Hill's Board serve as executive officers. In 1998, none of these transactions was individually significant or reportable.

The Company has purchased directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposure exists. These policies run from either September 16, 1998 through September 16, 1999, or May 20, 1998 through September 16, 1999, at a total cost of $351,551. The primary carrier is CHUBB Group of Insurance Companies.

Effective as of December 31, 1997, the Company acquired Box Hill Systems Europe, Ltd. ("Box Hill Europe") by purchasing all of the outstanding common stock of Box Hill Europe from Dr. Monderer, Ms. Turchin and Mr. Mays. The purchase gave the Company direct control of Box Hill Europe and rendered it a wholly owned subsidiary. In exchange, the Company issued 4,959 shares of Common Stock, valued at $51,750, which is equal to the value of the net assets of Box Hill Europe as of December 31, 1997.

Box Hill Europe was formed to provide marketing and technical support services to the Company in connection with European sales. Mr. Mays, Dr. Monderer and Ms. Turchin, along with Philip Black, have been Box Hill Europe's directors. The Company has always paid the operating expenses of Box Hill Europe's operations, which consist solely of salaries for its employees and related expenses, plus a fee of 10% of total operating expenses, which fee is principally used to pay applicable United Kingdom taxes. No sales of the Company's products or services are effected through Box Hill Europe. None of Box Hill Europe's employees are, or ever were, an officer or director or an affiliate of an officer or director of the Company.

Directors' Compensation

In July 1997, the Company adopted a compensation policy for its non-employee directors. The policy provides that such directors shall receive an annual fee of $25,000 payable in quarterly installments, and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors

          BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                   AND PROXY STATEMENT -- (Continued)

or committees thereof. Directors who are employees of the Company do not receive additional compensation for serving as directors.

The Company granted options to certain Directors of the Company, pursuant to the Company's Incentive Program, in connection with their election to the Board. In November 1998, Mr. Brussell was granted an option to purchase 10,000 shares of Common Stock at the price of $6.625 per share. In August 1997, Dr. Schwartz was granted an option to purchase 10,000 shares of the Company's Common Stock at the initial public offering price of $15.00 per share. The five-year options vest ratably over sixteen quarters, Dr. Schwartz's commencing on October 1, 1997 and Mr. Brussell's on January 1, 1999.

During 1998, Finis Conner resigned as a member of Box Hill's Board of Directors. In July 1997, Mr. Conner had been granted options to purchase 346,500 shares of its Common Stock at a price of $12.73 pursuant to the Company's 1995 Incentive Program. Mr. Conner never exercised those options, and his right to do so has expired.

On January 22, 1999, Robert Miller resigned as a member of Box Hill's Board of Directors. In August 1997, Mr. Miller had been granted options to purchase 173,250 shares of its Common Stock at a price of $15.00. As of Mr. Miller's resignation, 64,968 shares had vested, and Mr. Miller had not exercised any of those options. Mr. Miller's right to exercise the options will expire 90 days from the date of his resignation.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 1998 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

Ownership of Securities

The following tables reflect shares of Box Hill common stock beneficially owned by the named persons, and the directors and executive officers as a group, as of December 31, 1998.

Security Ownership of Certain Beneficial Owners

The Company knows of no person, other than members of management, who beneficially owns more than five percent of the Company's common stock as of December 31, 1998.

Common Stock and Total Stock-Based Holdings of Management

The following table sets forth the beneficial ownership of shares of the Company's common stock as well as all other Box Hill stock-based holdings as of December 31, 1998, by Box Hill's current directors and nominees, the executive officers named in the Summary Compensation Table on pages 9 and 10 and the directors and officers as a group as of December 31, 1998. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

The table indicates whether voting power and investment power in Box Hill common stock are solely exercisable by the person named or shared with others. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which the named person could have acquired such powers within 60 days. Since some shares may

            BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                     AND PROXY STATEMENT -- (Continued)

appear under both the voting and investment power columns, and since other types of holdings are listed only in the Stock or Total column, the individual columns will not add across to the Total column.

              Name                Amount of Nature        Percent of Outstanding
                              Of Beneficial Ownership             Shares

Benjamin Monderer (1)                7,705,059                    53.8%

Carol Turchin (1)                    7,705,059                    53.8%

Mark A. Mays (2)                     7,705,059                    53.8%

Philip Black (3)                      365,790                      2.6%

Robert C. Miller (3)                   64,968                       *

Benjamin Brussell (3)                   625                         *

Mischa Schwartz (3)                    3,750                        *

Elizabeth Strong (3)                   22,500                       *

Directors and Executive (4)          8,203,857                    57.3%
Officers as a Group

*Less than 1%

(1) Beneficial ownership includes 2,476,653 shares owned by such individual's spouse and 2,751,653 shares owned by Mr. Mays, all of which shares are subject to the voting agreement described below, as to which shares such individual disclaims beneficial ownership.

(2) Beneficial ownership includes 4,953,406 shares owned by Dr. Monderer and Ms. Turchin, all of which are subject to the voting agreement described below, as to which shares Mr. Mays disclaims beneficial ownership.

(3) Beneficial ownership represents shares issuable upon exercise of options exercisable within 60 days of December 31, 1998.

(4) Beneficial ownership includes shares issuable upon exercise of options within 60 days of December 31, 1998 by all directors and executive officers as a group and by the wife of an officer who is also an employee of the Company.

On July 31, 1997, Dr. Monderer, Ms. Turchin and Mr. Mays entered into a voting agreement with respect to the shares each owns, effective with the consummation of the Offering. Pursuant to the agreement, the three shareholders have agreed to vote their respective shares for the election of each other as a Director of the Company and will vote their shares in accordance with the determination of the holders of a majority of their shares as to any proposal to merge, consolidate, liquidate or sell substantially all the assets of the Company. The agreement, which is to terminate on December 31, 2009, or upon the deaths of Dr. Monderer and Ms. Turchin, prohibits the transfer of their shares other than (i) to a member of the transferor's family who agrees to be bound by the agreement, (ii) pursuant to a sale exempt from registration pursuant to Rule 144 under the Securities Act or (iii) in a merger, consolidation or sale of substantially all the assets of the Company.

Report on Executive Compensation

The Compensation Committee is responsible for administering the Company's executive compensation policies and practices, and it approves all elements of compensation for elected corporate officers and certain other employees in senior management positions. In carrying out its duties, the Compensation Committee has direct access to independent compensation consultants and outside survey data. The Compensation Committee reports regularly to the Board of Directors.

During 1998, the Compensation Committee met on four occasions. The Committee continues its work to establish formal policy concerning executive officer compensation. Arthur Andersen's Human Capital Services practice was commissioned to provide an independent review of executive compensation within Box Hill's

         BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                  AND PROXY STATEMENT -- (Continued)


industry. A draft report was submitted, and it is expected that a final report will be submitted to the Committee and approved at an upcoming meeting of the Committee.

Throughout 1998, compensation for Mr. Black, the Chief Executive Officer, was determined pursuant to his employment contract entered into during May of 1995, with an adjustment made in July with respect to Mr. Black's base salary. During 1998, the committee approved a new employment contract for Mr. Black, which is described after the Compensation Table and will govern the rate and terms of compensation for Mr. Black from January 1, 1999 onward. That contract was signed in March 1999 and made effective as of January 1, 1999. A large portion of Mr. Black's compensation was, and under the terms of his 1999 contract will continue to be, tied to the performance of Box Hill. Mr. Black's 1998 base salary was adjusted following a review of his performance and the initial findings of the draft compensation report presented to the Committee by Arthur Andersen. His 1998 bonus represented nearly 40% of his total pay, and was calculated solely as a percentage of Box Hill's net revenues and pre-tax income.

The Company is in the process of negotiating, and the Committee considering, an employment contract for Elizabeth Strong,Executive Vice President of Sales, who joined Box Hill in April 1998. That contract is expected to confirm the rate of compensation that Ms. Strong received during 1998 and set forth her rate and terms of compensation for 1999 onward.

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal years ended December 31, 1998, 1997 and 1996 for: (a) the Company's Chief Executive Officer, and; (b) the Company's four most highly compensated other executive officers whose salary, bonus and other compensation for such year exceeded $100,000.


SUMMARY COMPENSATION TABLE

                             Annual Compensation (1)

   Name and Principal     Year      Salary           Bonus          Other         Long-term       All Other
      Positions *                                                Compensation   Compensation    Compensation
                                                                               (# of Options)

Philip Black, Chief        1998        $316,664        $194,531                                   $210,390 (5)
Executive Officer          1997        $290,975        $149,065
                           1996        $282,289         $72,630

Benjamin Monderer,         1998        $500,000
Chairman of Board,         1997        $354,932  $3,063,179 (7)                                    $39,803 (4)
President, C.T.O.          1996        $281,910  $2,603,375 (7)

Carol Turchin,             1998        $425,000
Exec. Vice President       1997        $340,297  $3,063,179 (7)
                           1996        $278,489  $2,603,375 (7)

Mark Mays,                 1998        $350,000
Vice President,            1997        $308,668    $449,642 (7)
Secretary                  1996        $278,489    $295,250 (7)

Elizabeth Strong, Exec.    1998        $175,321                   $133,670 (2)         150,000     $23,240 (3)
Vice President of Sales

Warren Fisher (6)          1998         $90,104                   $117,023 (2)
Vice President of Sales    1997        $108,692                   $191,460 (2)
                           1996        $101,392                   $135,415 (2)          13,530     $50,000 (3)

                                                        (Footnotes on next page)

                  BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                         AND PROXY STATEMENT -- (Continued)

(Footnotes from previous page)

* But for Warren Fisher, table reflects the position or positions of such officers as of December 31, 1998.

(1)   Represents amounts paid in 1998, 1997 and 1996.
(2)   Represents commissions paid.
(3)   Represents moving expenses paid.
(4) Represents amounts paid in 1997 prior to the initial public offering of the Company's Common Stock in September, 1997 to two employees of the Company who provide housekeeping and domestic services for Mr. Monderer which are not Company related. Following the initial public offering, the Company continues to employ these individuals and Mr. Monderer reimburses the Company for the full amount of their salary, benefits and related expenses.
(5)   Disposition of non-qualified stock options.
(6) Represents amounts paid to Warren Fisher from January 1, 1998 until the effective date of his termination, which was November 6, 1998.
(7) 1997 and 1996 bonuses paid to Mr. Monderer, Ms. Turchin and Mr. Mays were calculated in accordance with their compensation schemes that existed prior to their employment contracts dated September 22, 1997.

Employment and Compensation Agreements

    Dr. Monderer, Ms. Turchin and Mr. Mays

The Company has entered into employment agreements with Dr. Monderer, Ms. Turchin and Mr. Mays. The effective term of the agreements are September 22, 1997 through December 31, 2000. For the period ending December 31, 1998, the agreements provide for annual base compensation of $500,000, $425,000 and $350,000 for Dr. Monderer, Ms. Turchin and Mr. Mays, respectively, with the compensation for the remaining two years to be not less than the prior year's base compensation, adjusted for increases in the Consumer Price Index. The agreements also provide for an annual bonus of (i) 0.5% of the net revenues in excess of $100,000,000 for each of Dr. Monderer and Ms. Turchin and (ii) 4.0%, 2.5% and 1.5% of the net pre-tax income above $20,000,000, respectively, for Dr. Monderer, Ms. Turchin and Mr. Mays, for any year ending during the term of the agreements. The employment agreements with Dr. Monderer and Ms. Turchin provide that the Company is to secure term life insurance on the life of each of them in the amount of at least $1,000,000 for the benefit of his or her spouse. Each of their employment agreements also provides that in the event of the employee's death, the Company will pay the employee's spouse the employee's base compensation for twelve months following such death at the rate payable immediately prior to such death, plus the amount of any bonus which would have been earned during the following 12 months. The agreements also provide that in event of termination due to disability, as defined in the agreement, the Company will pay base compensation for the twelve-month period following such termination at the rate payable immediately prior to such termination.

Philip Black

In May 1995, the Company entered into a Compensation Plan and Agreement (the "1995 Compensation Plan") with Mr. Philip Black. The 1995 Compensation Plan provides that Mr. Black's employment with the Company is at will. During 1996, 1997 and into July, 1998, Black received an annual base salary of $275,000, plus a bonus, based on the Company's net revenues and pre-tax income for the immediately prior calendar year, of: (i) 0.05% of the net revenues up to $100,000,000 plus 0.5% of the net revenues in excess of $100,000,000 for the period and (ii) 1.12% of the pre-tax income, as defined, up to $20,000,000, plus 4.0% of the pre-tax income above $20,000,000 for the period pursuant to the 1995 Compensation Plan. In July, 1998, Mr. Black began to

              BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                        AND PROXY STATEMENT -- (Continued)

receive an annual base salary of $350,000, with the same bonus structure set forth above, pursuant to the 1995 Compensation Plan.

The 1995 Compensation Plan may be terminated at the option of either the Company or Mr. Black for convenience and without cause at any time upon 30 days prior written notice. If so terminated by the Company, Mr. Black is entitled to a severance payment equal to his annual salary and aggregate bonus for the calendar year prior to the termination, but not more than $600,000 in the aggregate. The employment agreements and the Compensation Plan contain a non-competition covenant for a one-year period following termination of employment.

In March 1999, the Company entered into a new Compensation Plan and Agreement (the "1999 Plan") with Mr. Black. The 1999 Compensation Plan provides that Mr. Black's employment with the Company is at will. The 1999 Plan provides for an annual base salary of $350,000, plus commissions at the rate of 0.20% of revenue for calendar year 1999 and for a quarterly bonus paid at the rate of 1.12% of each quarter's pre-tax income. For each year subsequent to 1999 that Mr. Black remains employed under the 1999 Compensation Plan, the Company shall offer Mr. Black a package with potential, "on plan" compensation equal to or greater than that offered pursuant to the package for 1999.

The 1999 Compensation Plan may be terminated at the option of either the Company or Mr. Black "for cause" or, upon 30 days written notice, for convenience and "without cause." In the event that the Company terminates Mr. Black for convenience, Mr. Black is entitled to a severance payment equal to his annual compensation for the calendar year prior to the termination. In the event of disability, Mr. Black is entitled to a one-time payment of 60% of his annual compensation for the calendar year prior to the disability. The 1999 Plan contains certain restrictions on competition for an eighteen-month period following termination of employment and non-disclosure restrictions.

Elizabeth Strong, Executive Vice President of Sales

In April 1998, the Company hired Elizabeth Strong as Executive Vice President of Sales. Since that time, Ms. Strong has been employed pursuant to terms contained in a letter of agreement. The Company and Ms. Strong are in the process of negotiating an Employment Agreement and Compensation plan. During 1998,
Ms. Strong received an annual salary of $250,000 and was paid base commissions at the rate of 0.40% of the net sales on the first $90,000,000 in the 1998 calendar year and a bonus of 1.0% of the net sales greater than $90,000,000 for the 1998 calendar year. Ms. Strong also received a one-time stock option grant for 150,000 shares of Box Hill's Common Stock, to vest quarterly in equal amounts over five years, pursuant to the Company's Stock Option Plan. Ms. Strong is also entitled to relocation expenses up to $165,000; during 1998, the Company paid such expenses in the amount of $23,240.

In 1999, it is expected that Ms. Strong will receive commissions at the following rates on the following level of sales in each quarter: 0.15% on sales from $0 to $15 million and .87% on sales above $15 million during the first quarter; 0.15% on sales from $0 to $18 million and .87% on sales above $18 million during the second quarter; 0.15% on sales from $0 to $20.25 million and 0.87% on sales above $20.25 million during the third quarter, and; 0.15% on sales from $0 to $21.75 million and 0.87% on sales above $21.75 million during the fourth quarter. It is also expected that Ms. Strong will be entitled to a quarterly bonus of 0.75% of each quarter's pre-tax positive income as defined by EBIT-DA under GAAP.

While the terms of Ms. Strong's employment agreement have not been finalized, the terms likely will include severance and disability payments, and restrictions on competition and disclosure following termination.

            BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                     AND PROXY STATEMENT -- (Continued)


                COMPARISON OF 15 MONTH CUMULATIVE TOTAL RETURN*
                AMONG BOX HILL SYSTEM CORP., THE S & P 500 INDEX
                                AND A PEER GROUP

                        [PERFORMANCE GRAPH APPEARS HERE]

*$100 INVESTED ON 9/17/97 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDED DECEMBER 31.

                                            Cumulative Total Return
                             ------------------------------------------------
                             9/17/97   9/97  12/97   3/98  6/98   9/98  12/98


BOX HILL SYSTEMS CORP.          100    117     70     85    46     58     36
PEER GROUP                      100    104    104    136   155    179    265
S & P 500                       100    100    103    118   122    110    133

The Performance Graph compares the cumulative total return for Box Hill Common Stock from September 17, 1997, the date of the initial public offering of Box Hill Common Stock, through December 31, 1998, with the comparable cumulative return of the Standard & Poors 500 Stock Index and the common stock of a group of peer issuers. The group of peer issuers consists of thirteen companies with common stock that is publicly traded and which operate in the computer data storage industry: Advanced Digital Info Corp., Andataco, Inc., Artecon, Inc., Auspex Sys Inc., Ciprico, Inc., EMC Corp., Exabyte Corp., MTI Technology Corp., Network Appliance, Inc., Overland Data, Inc., Procom Technology Inc., Storage Computer Corp. and Storage Technology. Last year, the Company compared itself to fourteen companies -- those listed above and ATL Corporation. However, ATL Corporation was acquired by Quantum Corporation this year, and no longer trades separately. The Company does not believe that Quantum Corporation is comparable to Box Hill either in size or scope of product offerings, and therefore has not included Quantum in this peer analysis.

               BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                        AND PROXY STATEMENT -- (Continued)


2.   Ratification of Appointment of Auditors

The Board of Directors has appointed the firm of Arthur Andersen LLP, independent accountants, to be Box Hill's auditors for the year 1999 and recommends to stockholders that they vote for ratification of that appointment.

Arthur Andersen LLP served in this capacity for the years 1997 and 1998. Its representatives will be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions. On January 6, 1997, the Company engaged Arthur Andersen LLP as its independent public accountants to audit the financial statements as of December 31, 1996 and for the year then ended. The decision to change accountants was approved by the Board of Directors. The report of the predecessor auditor, Perelson Weiner, on the Company's financial statements, as of December 31, 1995 and for the year ended December 31, 1995, does not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the Company's financial statements for the year ended December 31, 1995 and in the subsequent interim period prior to the change, there were no disagreements with the former auditors or any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the former auditor's satisfaction, would have caused them to make reference to the subject matter in their report. Prior to retaining Arthur Andersen LLP, the Company did not consult with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements, or any other matter.

The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services to ensure that they will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of Arthur Andersen LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with Arthur Andersen LLP in all of these respects.

The Box Hill Systems Corp. Board of Directors recommends a vote FOR this proposal.

3.  Stockholder Proposals

Stockholder proposals may be submitted for inclusion in Box Hill's 2000 proxy material after the 1999 Annual Meeting. Proposals must be received no later than 5 p.m. EST on November 31, 1999. Proposals must be in writing and sent via registered, certified, or express mail to: Box Hill Systems Corp., 161 Avenue of the Americas, New York, NY 10013. Facsimile or other forms of electronic submissions will not be accepted.

4.  Other Business

Management knows of no other matters that may properly be or are likely to be, brought before the meeting. If other proper matters are introduced, the individuals named as Proxies on the enclosed Proxy Card will vote the shares it represents.

5.  Proxies and Voting at the Meeting

The common stock, $.01 par value of the Company is its only class of security entitled to vote at the May 19, 1999, meeting. Each stockholder of record at the close of business on March 30, 1999, is entitled to vote for each share held. The Proxy Card covers the number of shares to be voted. On March 8, 1999, there were 14,342,058 common shares outstanding and entitled to be voted.

          BOX HILL SYSTEMS CORP. NOTICE OF 1999 ANNUAL MEETING
                   AND PROXY STATEMENT -- (Continued)

Directors are elected by a majority of votes cast. A majority of the votes cast is required to ratify the appointment of auditors. Under the law of New York, Box Hill's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on current state law requirements and Box Hill's Certificate of Incorporation and By-laws.

All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret and no such document shall he available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, Box Hill's state of incorporation. Votes are counted by employees of American Stock Transfer & Trust Company, Box Hill's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of American Stock Transfer & Trust Company.

Shares cannot be voted unless a signed Proxy Card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder wishes to give a proxy to someone other than the individuals named as Proxies on the Proxy Card, he or she may cross out the names appearing on the enclosed Proxy Card, insert the name of some other person, sign, and give the Proxy Card to that person for use at the meeting.

Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the Proxy Card in the enclosed envelope.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company.

Dated:  March 31, 1999

                             BOX HILL SYSTEMS CORP.
                           161 Avenue of the Americas
                               New York, NY 10013

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Benjamin Monderer and Philip Black as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Box Hill Systems Corp. ("Box Hill") held of record by the undersigned on March 30, 1999 at the annual meeting of shareholders of Box Hill to be held on May 19, 1999 or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of 1999 Annual Meeting and Proxy Statement dated March 31, 1999.

                (Continued and to be signed on the other side.)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                             BOX HILL SYSTEMS CORP.

                                  May 19, 1999



                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A  /x/    Please mark your
          votes as in this
          example


                              FOR                 WITHHELD

1.        Election of         /_/                 /_/
          Directors.


Nominees: Philip Black
          Benjamin Monderer
          Carol Turchin
          Mark A. Mays
          Benjamin Brussel
          Mischa Schwartz


For, except vote WITHHELD from the following nominees:


_____________________________________________________



                                        FOR       AGAINST       ABSTAIN

2.        Proposal to ratify the        /_/       /_/           /_/
          appointment of Arthur
          Andersen LLP as auditors
          for 1999.




SIGNATURE(S) ____________________________________________ DATE: _____________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.